Exhibit 99.1

DURECT Provides an Update to the Memryte™ Program Under Development by Voyager Pharmaceutical Corp.

CUPERTINO, CA, May 17, 2007/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that Voyager Pharmaceutical has provided its shareholders with an update on its truncated Phase 3 clinical trial for Memryte, an investigational drug for the treatment of Alzheimer’s disease. Voyager has informed its shareholders that they have observed positive outcome trends among women, but no positive effect among men. DURECT has not independently verified the analysis performed or conclusions of Voyager. Based on these results, Voyager has stated that it intends to focus its efforts on developing Memryte for the treatment of Alzheimer’s disease in women and on seeking a potential partner for the program.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company developing pharmaceutical systems based on its proprietary drug delivery platform technologies. The Company currently has a number of late-stage pharmaceutical products in development addressing large markets in pain management, with a number of research programs underway targeting chronic disease and other therapeutic areas. For more information, please visit www.durect.com.

Forward-Looking Statement

The statements in this press release regarding Memryte, its potential performance and attributes, future development plans for Memryte and efforts by Voyager to seek a partner for the program are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Voyager’s abilities to attract and reach business terms with a partner for the Memryte program, design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of Memryte, obtain regulatory and manufacturing approvals from regulatory agencies, and manufacture and commercialize Memryte, as well as marketplace acceptance of Memryte. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated May 9, 2007 under the heading “Risk Factors.”

NOTE: Memryte is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com